NEWS RELEASE

CONTACT:

Claire Baillargeon SmithDirector
of Corporate Relations(513)
564-0909, ext. 1728

CTG Appoints Randolph A. Marks Chairman and

James R. Boldt Chief Executive Officer

BUFFALO, N.Y. — July 16, 2001 – CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced that it has appointed Randolph A. Marks, co-founder of CTG and a member of CTG’s Board of Directors, as non-executive Chairman of the Company and James R. Boldt, the current President and a member of the Board of Directors, as Chief Executive Officer. The Company also announced that Darrell L. Jennings, Chairman and Chief Executive Officer of CTG, has resigned for personal reasons.

"Darrell made an important contribution to CTG during his brief tenure. His extensive experience in the computer and telecommunications industry has been very valuable to our company. We thank him for his service and wish him continued success," said Mr. Marks.

“It is with great pleasure that we announce the appointment of James Boldt as the new Chief Executive Officer of CTG. While serving as President and, earlier, as Chief Financial Officer, Jim was instrumental in helping the company meet and exceed the changing, large-scale needs of our customers. Jim’s extensive experience, as well as his leadership and management skills, will serve the company well in the years to come,” Mr. Marks concluded.

Mr. Boldt joined CTG in 1996 and was appointed President in June 2001. Prior to that, he served as Executive Vice President; Chief Financial Officer; and Vice President, Strategic Staffing Services. Before joining CTG, Mr. Boldt held the position of Corporate Vice President of Finance, Secretary, and CFO at Pratt & Lambert United, Inc., a $500 million company, and, earlier, he worked with Deloitte & Touche, a leading business advisory firm.

Mr. Boldt earned a master’s degree in business administration with a concentration in finance from Canisius College, Buffalo, New York, and an additional concentration in applied information systems design at the State University of New York at Buffalo. He graduated cum laude from Niagara University with a bachelor’s degree in accounting and received his CPA certificate in 1975.

Mr. Boldt serves on the Board of Directors of the United Way of Buffalo and Erie County, and is a member of the Erie County Public Benefit Oversight Committee. He is a member of the Board of Directors, Chairman of the Finance Committee, and Treasurer of Child and Family Services, a private, not-for-profit human service agency. He is also a member of Financial Executives, American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants, and Delta Epsilon Sigma.

Mr. Marks is the co-founder of CTG and served as Chairman of the Board of Directors and Chief Executive Officer from 1966 to 1984. Prior to founding CTG, Mr. Marks held various positions with IBM. He earned a bachelor’s degree in business administration with a concentration in finance from Lehigh University in Bethlehem, Pennsylvania.

Mr. Marks is also a member of the Boards of Directors of Columbus McKinnon Corp.; HSBC Bank USA, Western New York Region; Delaware North Companies, Incorporated; and the Buffalo Fine Arts Academy.

Backed by 35 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 3,700 IT professionals in over 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

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Today’s news release, along with past CTG news releases, is available on the Web at www.ctg.com.

Note: A photo is available at URL: http://www.businesswire.com/cgi-bin/photo.cgi?pw.062101/bb7

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